EXHIBIT 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Post Effective Amendment No. 4 to Form S-1 on Form S-3 No. 333-152697) of HSN, Inc. and subsidiaries (HSN, Inc.) and

(2) Registration Statement (Form S-8 No. 333-168570) pertaining to the Employee Stock Purchase Plan of HSN, Inc.;

of our reports dated February 24, 2017, with respect to the consolidated financial statements and schedule of HSN, Inc., and the effectiveness of internal control over financial reporting of HSN, Inc., included in this Annual Report (Form 10-K) of HSN, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Tampa, Florida
February 24, 2017